Exhibit 10.1

Separation Agreement and Release

August 30, 2007

Via Hand Delivery

Personal and Confidential

To:          Matthew Dillon

Re:          Separation Agreement and Release

Dear Matt:

As you know, your employment with, and any positions as an officer of, Christopher & Banks Corporation and its affiliates, including without limitation Christopher & Banks, Inc., Christopher & Banks Company and Christopher & Banks Services Company (collectively referred to herein as “Christopher & Banks”) will end effective at the close of business today, August 30, 2007.  The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay and benefits that Christopher & Banks will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

                1.             End of Employment.

                                a.             Your employment with Christopher & Banks ended effective August 30, 2007 (the “Separation Date”).

                                b.             Upon your receipt of your final paycheck, which includes payment for services through August 30, 2007, you will have received all wages owed to you by virtue of your employment with Christopher & Banks or separation thereof.

                                c.             Upon your receipt of payment from Christopher & Banks for your accrued and unused vacation at your regular rate, less applicable deductions and withholding, you will have received all vacation benefits owed to you by virtue of your employment with Christopher & Banks or separation thereof.

                                d.             The COBRA period for continuation of your insurance coverage under Christopher & Banks’ group plans will begin on September 1, 2007.  Information regarding your right to elect COBRA coverage will be sent to you via separate letter.

                                e.             During your employment with Christopher & Banks, Christopher & Banks granted you various stock options and restricted stock.

•                                          You will have ninety (90) calendar days after August 30, 2007 to exercise your vested stock options.  You are have three separate stock options covering an aggregate of 98,500 shares of Christopher & Banks’ common stock.  The first option for 40,000 shares is fully vested and its exercise price is $15.74 per share.  The second option for 33,000 shares is vested as to 11,000 of such shares, and its exercise price is $19.45 per share.  The third option for 25,500 shares is not vested and its exercise price is $17.98 per share.

•                                          You currently have no vested restricted stock.

Pursuant to the terms of the applicable plan documents, all unvested stock options and all restricted stock granted by Christopher & Banks is forfeited, effective upon your Separation Date.

                                f.              You are not eligible for any other payments or benefits by virtue of your employment with Christopher & Banks or separation thereof except for those expressly described in this Agreement.  You will not receive the pay and benefits described in Section 2 and subsequent sections of this Agreement if you (i) do not sign and return this Agreement, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

                2.             Separation Pay and Benefits.  Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, Christopher & Banks agrees as follows:

                                a.             Subject to the offset requirement explained below, to pay you your ending base salary ($775,000 annualized), less applicable deductions and withholding, for the period August 31, 2007 through February 28, 2010.  No payments shall be made by Christopher & Banks pursuant to this Section 2(a) until March 3, 2008.  Any payments pursuant to this Section 2(a) that, but for the immediately preceding sentence, would otherwise have been payable by Christopher & Banks between August 31, 2007 and February 28, 2008 shall be paid by Christopher & Banks in a lump sum on March 3, 2008.  Thereafter, any remaining separation pay payable to you pursuant to this Section 2(a) for the period March 1, 2008 through February 28, 2010, shall be paid to you on Christopher & Banks’ regular pay days beginning with the first regularly scheduled payday following March 3, 2008.  Notwithstanding the foregoing, if you secure other employment, self employment or a consulting position before February 28, 2010, the separation pay payable to you under this Section 2(a) shall be offset and reduced by any and all cash compensation you earn through employment, self employment or consulting work during the period August 31, 2007 through February 28, 2010.  You agree to immediately notify Christopher & Banks’ General Counsel of the amount of compensation earned by you from employment, self-employment or consulting during such period and, if requested, to promptly provide documentation of such compensation to Christopher & Banks.

                                b.             Provided you timely elect COBRA coverage, to pay your COBRA premiums for the period September 1, 2007 through February 28, 2009.  Christopher & Banks will discontinue payments under this Section 2(b) before February 28, 2009 if, and at such time as, you (1) are covered or eligible to be covered under the health and/or dental insurance policy of a new employer, or (2) cease to participate, for whatever reason, in Christopher & Banks’ group insurance plans.  By your signature below, you acknowledge and agree that Christopher & Banks may modify or terminate its group insurance plans at any time and that you shall have the same right to participate in Christopher & Banks’ group insurance plans only as is provided on an equivalent basis to the company’s employees.  You further agree to promptly provide Christopher & Banks’ General Counsel notice if you become covered or eligible to be covered under the health and/or dental insurance policy of a new employer.

                3.             Release of Claims.  Specifically in consideration of the separation pay and benefits described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

                                a.             You hereby do release, agree not to sue, and forever discharge Christopher & Banks (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Christopher & Banks, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

                                b.             This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, employee benefits (except those listed in Section 3(d)), defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et  seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, Minn. Stat. § 181.932, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status or any other protected class, or sexual or other harassment.  You hereby waive any and all relief not provided for in this Agreement.  You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with Christopher & Banks.

                                c.             If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payments and benefits described above in Section 2 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

                                d.             You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with Christopher & Banks, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment payments and benefits specifically promised to you under this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) your rights, if any, to indemnification and/or insurance for your acts or omissions that occurred within the scope of your employment with Christopher & Banks, (6) any rights you may have under state unemployment compensation benefits law, (7) any rights you may have under workers compensation benefits laws, or (8) the right to file a charge of discrimination with a governmental agency, although, as noted above, you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf.

                                e.             Christopher & Banks, as used in this Section 3, shall mean Christopher & Banks Corporation, Christopher & Banks, Inc., and its and their subsidiaries, divisions, affiliated or related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Christopher & Banks, in their official and individual capacities.

                4.             Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period.  By signing this Agreement, you acknowledge and agree that Christopher & Banks has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you.  Christopher & Banks encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

                5.             Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must (a) be in writing; (b) delivered to Luke R. Komarek, Esq., Senior Vice President & General Counsel, Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, MN 55441 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Luke Komarek, as set forth above, and sent by certified mail, return receipt requested.  This Agreement will be effective upon the expiration of the 15-day period without rescission.  You understand that if you rescind any part of this Agreement in accordance with this Section 5, you will not receive the separation payments and benefits described in Section 2 and you will be obligated to return any such payments and benefits if already received.

                6.             Return of Property.  By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Christopher & Banks are the sole property of Christopher & Banks.  By signing this Agreement you further agree and represent that you have returned to Christopher & Banks all of its property, including but not limited to, its laptop, cell phone, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Christopher & Banks.

                7.             On-Going Obligations Under Your Executive Employment Agreement.  You are hereby reminded of and affirm your on-going obligations to Christopher & Banks under Sections 7, 8, and 9 of your Executive Employment Agreement with Christopher & Banks dated June 12, 2006, as amended, which remain in full force and effect.  You understand and agree that if you fail to comply with such Sections of your Executive Employment Agreement, Christopher & Banks’ obligations under Section 2 hereof shall cease, you will not receive the separation pay and other benefits described in Section 2, and you will be obligated to return any such payments and benefits if already received.

                8.             Non-Disparagement and Confidentiality.  You promise and agree not to disparage Christopher & Banks (as defined in Section 3(e) above).  Likewise, Christopher & Banks’ Board of Directors and those management-level employees of Christopher & Banks who are aware of this Agreement promise and agree not to disparage you. You promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between Christopher & Banks and any employee or former employee, including yourself.  You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors, your domestic partner, and your immediately family, provided they agree to keep the information confidential, or as otherwise required by law.

                9.             Remedies.  If you or Christopher & Banks breach any term of this Agreement, the non-breaching party shall be entitled to its available legal and equitable remedies, including but not limited to, in the case of your breach, terminating and recovering any and all payments and benefits made or to be made under Section 2 of this Agreement.   In the event of a lawsuit alleging breach of this Agreement, the prevailing party shall have the right to collect from the non-prevailing party its reasonable attorneys’ fees and costs incurred in connection with bringing or defending such legal or equitable action or otherwise enforcing the terms and conditions of this Agreement.  If Christopher & Banks or you seek and/or obtain relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

                10.           Non-Admission.  It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by Christopher & Banks or you of any liability or unlawful conduct whatsoever.  Christopher & Banks and you specifically deny any liability or unlawful conduct.

                11.           Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the written agreement of Christopher & Banks.  The rights and obligations of this Agreement shall inure to the successors and assigns of Christopher & Banks.

                12.           Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

                13.           Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

                14.           Full Agreement.  This Agreement contains the full agreement between you and Christopher & Banks and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties, except for the Conflict of Interest, Certificate of Compliance, Code of Business Conduct & Ethics policies to which you are subject, Sections 6 — 11 and 14 - 20 of your Executive Employment Agreement dated June 12, 2006, as amended, and any applicable stock option granting agreements and plan documents, which shall remain in full force and effect.

                15.           Acknowledgment of Reading and Understanding.  By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against Christopher & Banks and the other entities and individuals covered by the release.  By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

                The offer contained in this Agreement will expire at 5:00 p.m. on September 21, 2007.  After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing below.  Please then return a signed original of this Agreement to Luke Komarek no later than 5:00 p.m. on September 21, 2007.  You should keep a copy for your records.

                Matt, we thank you for your service to Christopher & Banks and wish you all the best both professionally and personally.

Sincerely,

CHRISTOPHER & BANKS CORPORATION

By	/s/ Larry Barenbaum
Larry Barenbaum
Its: Chairman of the Board

ACKNOWLEDGMENT AND SIGNATURE

                By signing below, I, Matthew Dillon, acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Separation Agreement and Release.

•                  I have read this Separation Agreement and Release carefully.

•                  I understand and agree to all of the terms of the Separation Agreement and Release.

•                  I am knowingly and voluntarily releasing my claims against Christopher & Banks to the extent expressly set forth in this Separation Agreement and Release.

•                  I have not, in signing this Agreement, relied upon any statements or explanations made by Christopher & Banks except as for those specifically set forth in this Separation Agreement and Release.

•                  I intend this Separation Agreement and Release to be legally binding.

•                  I am signing this Separation Agreement and Release on or after my last day of employment with Christopher & Banks.

Accepted this 21st day of September, 2007.

/s/ Matthew Dillon

Matthew Dillon